Exhibit 99.1

ETHYL CORPORATION HOLDING COMPANY FORMATION COMPLETED

Richmond, VA, (June 18, 2004) - Ethyl Corporation (NYSE: EY) announced today it has completed the formation of its new holding company, NewMarket Corporation. The stock of NewMarket Corporation will begin trading on the New York Stock Exchange on Monday, June 21, 2004 under the trading symbol “NEU”. Ethyl Corporation’s stock will cease trading as of the close of business today. Each share of Ethyl Corporation stock was automatically converted into one share of NewMarket Corporation stock upon completion of the holding company formation.

The officers of NewMarket Corporation are as follows:

Bruce C. Gottwald	–	Chairman of the Board
Thomas E. Gottwald	–	President and CEO
David A. Fiorenza	–	VP, Treasurer and Principal Financial Officer
Steven M. Edmonds	–	VP-General Counsel
Bruce R. Hazelgrove, III	–	VP-Corporate Resources
Wayne C. Drinkwater	–	Controller and Principal Accounting Officer
M. Rudolph West	–	Secretary

The company also announced that it has restructured its term and bank loans with conditions that it believes are more consistent with the company’s improved financial position. The restructured facility consists of a $100 million revolving loan, which will replace the existing term loan of approximately $40 million and the previous revolver of $50 million. Details of this restructured loan will be included in NewMarket’s Quarterly Report on Form10-Q for the quarter ending June 30, 2004.

Forward-Looking Statement

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Ethyl’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: Ethyl’s ability to complete the internal restructuring, timing of sales orders; gain or loss of significant customers; competition from other manufacturers; a significant rise in interest rates; resolution of environmental liabilities; changes in the demand for Ethyl’s products; significant changes in new product introduction; increases in product cost; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which Ethyl conducts business; the impact of consolidation of the petroleum additives industry; and other factors detailed from time to time in the reports that Ethyl files with the Securities and Exchange Commission, including the risk factors in Item 7A, “Quantitative and Qualitative Disclosures About Market Risk” of Ethyl’s 2003 Annual Report on Form 10-K, which is available to shareholders upon request.

CONTACT:	Ethyl Corporation, Richmond
Investor Relations
David A. Fiorenza, 804-788-5555
Fax: 804-788-5688
Email: investorrelations@ethyl.com